Exhibit 99.6

SUBSCRIPTION AGREEMENT

ENVIROKARE TECH, Inc.

The undersigned investor is hereby offering to purchase 6,349,206 Units, at a purchase price of $0.63 per Unit as described in the Offering Memorandum of Envirokare Tech, Inc., Number 110, dated September 8, 2006. The undersigned investor represents it is purchasing these securities for its own account, for investment and not with a view to the distribution or resale thereof.  The undersigned further acknowledges that this offer is subject not only to your acceptance of my previously executed and delivered Questionnaire, which I represent to be true and accurate, but also your further acceptance of my Subscription as stated below.

ALL CHECKS ARE PAYABLE TO:	ENVIROKARE TECH, INC.

Purchaser:	NOVA Chemicals, Inc.

Subscription $:	4,000,000.00

# of Units:	6,349,206

(Signature / Title, if applicable):	/s/ Jack S. Mustoe	/s/ Lawrence A. MacDonald
	Jack S. Mustoe	Lawrence A. MacDonald

Tax Year Ends:	12/31

Date:	October 2, 2006

Tax I.D.# or SS#:	[omitted]

Mailing Address:

Telephone Number:

Residence Address:	N/A

Telephone Number:	N/A

Accepted this 2nd day of October, 2006

ENVIROKARE TECH, INC.

	BY:	/s/ George E. Kazantzis
	Name:	Mr. George E. Kazantzis
	Title:	President and COO

THE SHARES SUBSCRIBED FOR HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.